INVERSE S&P 500 STRATEGY FUND

SCHEDULE OF INVESTMENTS (Unaudited)

December 31, 2007

Face

Market

Units

Unrealized

Amount

Value

Gain

FEDERAL AGENCY DISCOUNT NOTES 62.6%

March 2008 S&P 500 Index

Federal Home Loan Bank*

Swap, Terminating 03/28/08**

4.34% due 01/25/08

$

50,000,000 $

49,861,361

(Notional Market Value

4.23% due 02/08/08

50,000,000

49,782,625

$103,578,188)

70,540 $

751,314

4.26% due 02/11/08

50,000,000

49,763,333

(Total Notional Market Value $216,318,796)

$

________

2,421,557

4.35% due 01/25/08

25,000,000

________

24,930,521

*

The issuer is a publicly traded company that operates

under a Congressional charter; its securities are

Total Federal Agency Discount Notes

neither issued nor guaranteed by the U.S.

(Cost $174,337,840)

174,337,840

________

Government.

**

Price Return based on S&P 500 Index +/- financing at a

variable rate.

REPURCHASE AGREEMENTS 31.1%

†

All or a portion of this security is pledged as equity swap

Collateralized by U.S. Treasury

index collateral at December 31, 2007.

Obligations

Mizuho Financial Group, Inc.

issued 12/31/07 at 1.40% due

01/02/08

43,400,002

43,400,002

Lehman Brothers Holdings, Inc.

issued 12/31/07 at 1.00% due

01/02/08 †

36,622,888

36,622,888

Morgan Stanley issued

12/31/07

at 1.20% due 01/02/08

6,676,923

________

6,676,923

Total Repurchase Agreements

(Cost $86,699,813)

________

86,699,813

Total Investments 93.7%

(Cost $261,037,653)

$

261,037,653

_______

Other Assets in Excess of

Liabilities – 6.3%

$

_______

17,455,629

Net Assets – 100.0%

$

278,493,282

Contracts

Unrealized

Gain

Futures Contracts Sold Short

March 2008 S&P 500 Index

Mini Futures Contracts

(Aggregate Market Value of

Contracts $61,339,200)

832 $

________

1,068,955

Units

Equity Index Swap Agreement Sold Short

March 2008 S&P 500 Index

Swap, Terminating 03/14/08**

(Notional Market Value

$112,740,608)

76,780 $

1,670,243

1